UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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INTERWOVEN, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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As previously disclosed in the definitive proxy statement filed by Interwoven, Inc., a Delaware corporation (“Interwoven” or the “Company”), with the Securities and Exchange Commission on February 9, 2009, two putative class action lawsuits were filed in the Court of Chancery of the State of Delaware (the “Court”) against Interwoven, its directors, Autonomy Corporation plc (“Autonomy”) and a wholly-owned subsidiary of Autonomy, and a motion for preliminary injunction seeking to enjoin the vote of Interwoven’s stockholders and Interwoven’s merger with a wholly-owned subsidiary of Autonomy was also filed. Following the distribution of the definitive proxy statement to Interwoven’s stockholders, the defendants were named in two additional putative class action lawsuits, alleging claims similar to the first two putative class action lawsuits. On February 24, 2009, the court entered an order consolidating all of those putative class action lawsuits under the heading In re Interwoven, Inc. Shareholders Litigation (Consolidated Civil Action No. 4362-VCL) (the “Shareholders Litigation”), and appointed lead plaintiffs and lead plaintiffs’ counsel.
On February 26, 2009, the lead plaintiffs in the Shareholders Litigation filed a consolidated amended class action complaint (the “Amended Complaint”) against the defendants. The Amended Complaint alleges claims similar to claims alleged in each of the putative class actions previously filed. The Amended Complaint seeks, among other things, injunctive relief, and the plaintiffs have moved forward with the above-described motion for preliminary injunctive relief. The Court scheduled a hearing on plaintiffs’ motion for March 10, 2009.
On March 2, 2009, Interwoven reached an agreement in principle with the plaintiffs regarding the settlement of the Shareholders Litigation. In connection with the settlement contemplated by that agreement in principle, the lawsuits and all claims asserted therein will be dismissed and the pending preliminary injunction motion will be withdrawn. As part of the settlement, the defendants deny all allegations of wrongdoing. The terms of the settlement contemplated by that agreement in principle require that Interwoven make certain additional disclosures related to the proposed merger, which are contained in this additional soliciting material. The parties also agreed that plaintiffs may seek attorneys’ fees and costs up to and including the amount of $375,000, if such fees and costs are approved by the Court. There will be no other payment in connection with the proposed settlement. The agreement in principle further contemplates that the parties will enter into a stipulation of settlement, which will be subject to customary conditions, including Court approval following notice to Interwoven’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness and adequacy of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement, that the Court will approve any proposed settlement, or that any eventual settlement will be under the same terms as those contemplated by the agreement in principle. If finally approved by the Court, the settlement will resolve all of the claims that were or could have been brought by or on behalf of the proposed settlement class in the actions being settled, including all claims relating to the proposed merger and any disclosure made in connection with the proposed merger.

In connection with the foregoing, please find the following amended and supplemental disclosures relating to the definitive proxy statement (the “Proxy Statement”), dated February 9, 2009, relating to a Special Meeting of Stockholders of Interwoven to be held on March 11, 2009.
Opinion of Interwoven’s Financial Advisor
Credit Suisse Securities (USA) LLC
Discounted Cash Flow Analysis
This disclosure amends the discussion at pages 31 and 32 of the Proxy Statement.
The last line of page 31 of the Proxy Statement contains an inadvertent reference to “terminal year net operating profit after taxes”. This reference should instead refer to (and the Proxy Statement is hereby amended to refer to) “terminal year EBITDA.” The first line of page 32 of the Proxy Statement contains an inadvertent reference to “NTM net operating profit after taxes”. This reference should instead refer to (and the Proxy Statement is hereby amended to refer to) “NTM EBITDA.”
Selected Companies Analysis
The discussion on pages 30 and 31 of the Proxy Statement is hereby supplemented to include the multiples of the aggregate market values of the selected companies to their calendar year 2009 estimated revenues, their calendar year 2009 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”), and the multiples of the stock prices of the selected companies to their calendar year 2009 earnings per share. The summary of this analysis is restated below to include the aforementioned multiples:
Credit Suisse reviewed financial and stock market information of Interwoven and of three selected publicly traded companies in the enterprise content management industry. Credit Suisse reviewed, among other things, trading statistics and per share stock prices of the selected companies as a multiple of their calendar year 2008 estimated earnings per share and their calendar year 2009 estimated earnings per share. Credit Suisse also reviewed the aggregate market values (fully-diluted equity values plus all indebtedness minus cash) of the selected companies as a multiple of their calendar year 2008 estimated revenues and their calendar year 2009 estimated revenues and as a multiple of their calendar year 2008 estimated EBITDA, their calendar year 2009 estimated EBITDA and their estimated next twelve months (“NTM”) EBITDA. All statistics related to the selected companies that were reviewed by Credit Suisse in connection with its analysis were based on closing stock prices on January 20, 2009 and research analysts’ estimates. Credit Suisse also reviewed certain operating statistics of the selected companies, including revenue, revenue growth, EBITDA margin and long-term growth rates. Results of certain of these analyses are set forth below:

	Aggregate Value/2009	Aggregate Value/2009	Price/2009 Earnings per
Company	Revenue	EBITDA	Share
Open Text	2.1x	7.9x	11.9x
Epiq Systems	3.0x	9.7x	22.6x
Vignette	0.2x	8.3x	NM*
Interwoven (offer price)	2.3x	10.8x	21.4x
* Not meaningful
Although none of the selected companies is directly comparable to Interwoven, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Interwoven.
Credit Suisse applied a range of selected multiples derived from the selected companies analysis to revenue, EBITDA and earnings per share data of Interwoven, using the estimates of Interwoven’s management for 2009, in order to derive implied estimated per share equity reference ranges.
This analysis indicated the following implied per share equity reference range for Interwoven’s common stock, as compared to the merger consideration:

Implied per Share Equity Reference Range for Interwoven	Per Share Consideration in Merger
$11.37 - $17.07	$16.20
Selected Transactions Analysis
The discussion on page 31 of the Proxy Statement is hereby supplemented to include the multiples of the fully diluted aggregate value of each target company to that target company’s revenue and EBITDA, and price to earnings per share ratios for these transactions, as well as the range of multiples applied by Credit Suisse to Interwoven’s revenue, EBITDA and earnings per share. The summary of this analysis is restated below to include the aforementioned multiples and ratios:
Credit Suisse reviewed publicly available information and data for the following twelve selected transactions announced since November 1, 2005. Credit Suisse compared the fully diluted aggregate value of each target company as a multiple of that target company’s revenue and EBITDA, and the price to earnings per share ratio, on both a last twelve months (“LTM”) and NTM basis. All statistics related to the selected transactions that were reviewed by Credit Suisse in connection with its analysis were based on publicly available financial information at the time of announcement of the relevant transaction. Results of certain of these analyses are set forth below:

Multiples of Fully Diluted Aggregate
Transaction Value to:
LTM	NTM	LTM	NTM	LTM	NTM
Target	Acquiror	Revenue	Revenue	EBITDA	EBITDA	P/E	P/E
Captaris, Inc.	Open Text Corporation	1.0	x	0.8	x	NM	*	17.8	x	NM	NM
i2 Technologies, Inc.	JDA Software Group, Inc.	1.3	1.4	7.6x	13.1	21.2x	19.1x
Optio Software, Inc.	Bottomline Technologies, Inc.	1.4	NA	**	NM	NA	NM	NA
Document Sciences Corporation	EMC Corporation	2.1	NA	NM	NA	NM	NA
Optimost LLC	Interwoven, Inc.	7.5	3.7	NA	NA	NA	NA
Zantaz, Inc.	Autonomy Corporation plc	3.8	NA	56.8	NA	NA	NA
Mobius Management Systems, Inc.	Allen Systems Group, Inc.	1.8	1.7	NM	NM	55.8	NM
DocuCorp International, Inc.	Skywire Software, LLC	1.4	1.3	10.5	NA	28.6	22.2
Stellent, Inc.	Oracle Corporation	2.8	2.4	NA	NA	29.3	21.8
FileNet Corporation	International Business Machines Corp.	2.6	2.5	16.9	15.5	31.5	28.7
Hummingbird Ltd.	Open Text Corporation	1.6	1.5	11.6	9.3	20.5	18.2
Verity, Inc.	Autonomy Corporation plc	2.2	2.1	19.0	12.9	45.0	31.4

*	Not meaningful

**	Not applicable
While none of the companies that participated in the selected transactions is directly comparable to Interwoven, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Interwoven’s results, market size and product profile.
Credit Suisse then applied its judgment to determine the ranges of these multiples that it deemed relevant to the merger, identifying a range of multiples of aggregate value to LTM revenues of 1.6x — 2.8x, a range of multiples of aggregate value to NTM revenues of 1.5x — 2.5x, a range of multiples of aggregate value to LTM EBITDA of 11.0x — 17.0x, a range of multiples of aggregate value to NTM EBITDA of 9.0x — 15.0x, a range of price to LTM earnings per share ratios of 20.0x — 30.0x, and a range of price to NTM earnings per share ratios of 18.0x — 29.0x. Credit Suisse then applied these ranges of selected multiples derived from the selected transactions to LTM and NTM revenues, EBITDA and earnings per share data of Interwoven, using actual results for LTM revenues, EBITDA and earnings per share and the estimates of Interwoven’s management for NTM revenues, EBITDA and earnings per share, in order to derive implied estimated per share equity reference ranges for Interwoven. This analysis indicated the following implied per share equity reference range for Interwoven’s common stock, as compared to the merger consideration:

Implied per Share Equity Reference Range for Interwoven	Per Share Consideration in Merger
$12.01 - $22.41	$16.20
The foregoing summaries are subject to the limitations, qualifications and assumptions described in the Proxy Statement.

Miscellaneous
This disclosure supplements the discussion on page 32 of the Proxy Statement.
Pursuant to the engagement agreement between Interwoven and Credit Suisse, Interwoven has agreed to pay Credit Suisse a fee of $1.4 million, upon rendering its opinion to the Board of Directors, which fee is not contingent on the consummation of the merger. In addition, Interwoven also agreed to reimburse Credit Suisse for expenses resulting from or arising out of its engagement, including the fees and expenses of Credit Suisse’s outside legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items arising out of Credit Suisse’s engagement.
Interests of Our Directors and Executive Officers in the Merger
This disclosure supplements the discussion on pages 33 and 34 of the Proxy Statement.
Except for existing agreements between Interwoven and its executive officers and directors, all of which have been previously disclosed, Interwoven hereby supplementally confirms that none of its executive officers or directors are parties to any agreements or arrangements providing for their continued employment following the merger.